August 10, 2011

Sun Bancorp, Inc.
226 Landis Avenue
Vineland, New Jersey  08360

Ladies and Gentlemen:

Reference is hereby made to (i) the Agreement, dated as of March 16, 2011 (the “Agreement”), between Sun Bancorp, Inc., a New Jersey corporation (the “Company”), and a fund managed by Anchorage Capital Group LLC, a Delaware limited liability company (“Anchorage Capital”), acting on behalf of Anchorage Capital Master Offshore, Ltd. (“Anchorage”); (ii) the notice given by the Company to Anchorage Capital, dated as of June 22, 2011, notifying Anchorage of its gross-up right under Section 1.1 of the Agreement (the “Gross-Up Right”) in connection with the Company’s issuance and sale (the “Offerings”) of (a) 3,750,000 shares (the “Option Securities”) of its common stock, par value, $1.00 per share (the “Common Stock”) pursuant to the underwriters’ over-allotment option in connection with the Company’s public offering of Common Stock completed on March 22, 2011 and (b) 3,802,131 shares of Common Stock, to several investors and their affiliates (the “Investors”) in a private placement that was completed on April 11, 2011; and (iii) the notice given by Anchorage Capital to the Company, dated as of June 29, 2011, notifying the Company of Anchorage’s intention to exercise the Gross-Up Right with respect to the Offerings.  The Common Stock was sold in the Offerings at a price per share equal to $2.85.  Certain capitalized terms used herein have the meanings set forth in the Agreement.  This letter agreement (this “Letter Agreement”) confirms the mutual understanding and agreement of the parties hereto regarding the exercise by Anchorage of the Gross-Up Right with respect to the Offerings.

1.           Transaction and Purchase Price. On the terms and subject to the conditions set forth herein, Anchorage hereby agrees to purchase from the Company, and the Company agrees to issue and sell to Anchorage, an aggregate of 996,705 shares of Common Stock (the “Purchased Shares”) at a price per share equal to $2.85 for an aggregate purchase price of $2,840,609.25 (the “Purchase Price”). The transactions contemplated by the preceding sentence will be consummated on August 10, 2011 (the “Closing Date”). Anchorage will pay the Purchase Price on the Closing Date by wire transfer of immediately available funds to the account previously designated by the Company. The Company will deliver one or more certificates evidencing the Purchased Shares to Anchorage within one business day following the Closing Date. The Purchased Shares will bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

2.           Representations and Warranties of the Company. The Company represents and warrants as of the date of this Letter Agreement (except to the extent made only as of a specified date, in which case as of such date) to Anchorage that:

(a)
Organization and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a Material Adverse Effect on the Company and the Company has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.

(b)	Authorization.

(1) The Company has the corporate power and authority to enter into this Letter Agreement and to carry out its obligations hereunder. This Letter Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Letter Agreement by Anchorage, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer or similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or at law). No other corporate proceedings are necessary for the execution and delivery by the Company of this Letter Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

(2) Neither the execution, delivery and performance by the Company of this Letter Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, upon any of the properties or assets of the Company or any Company subsidiary under any of the material terms, conditions or provisions of (A) its certificate of incorporation or bylaws (or similar governing documents) or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company subsidiary is a party or by which it may be bound, or to which the Company or any Company subsidiary or any of the properties or assets of the Company or any Company subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any ordinance, permit, concession, grant, franchise, law, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company subsidiary or any of their respective properties or assets, except in the case of clauses (i)(B) and (ii) for such violations, conflicts and breaches that are not material to the Company, individually or in the aggregate.

(3) Other than the securities or blue sky laws of the various states, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any court, administrative agency, or governmental or regulatory authority or instrumentality, whether federal, state, local or foreign, or any industry self-regulatory organization (each, a “Governmental Entity”), or expiration or termination of any statutory waiting period, in each case with respect to the Company or any Company subsidiary, is necessary for the consummation by the Company of the transactions set forth in this Letter Agreement.

(c)
Status of Securities. The Purchased Shares have been duly authorized by all necessary corporate action of the Company. When issued and sold against receipt of the consideration therefor as provided in this Letter Agreement, the Purchased Shares will be validly issued, fully paid and nonassessable and will not subject the holders thereof to personal liability and, except as to certain other investors referred to in Section 3(e) and Section 13 hereof, will not be subject to preemptive rights of any other stockholder of the Company, nor will such issuance result in the violation or triggering of any price-based antidilution adjustments under any agreement to which the Company or any Company subsidiary is a party.

(d)
Capitalization.  As of August 8, 2011, and immediately prior to the completion of the transactions contemplated hereby, there were 83,080,567 shares of Common Stock outstanding and no shares of Company Preferred Stock outstanding.  Simultaneously with the purchase of Common Stock to be made hereunder, the Company will also issue 1,381,527 shares of Common Stock in the aggregate to other investors not including Anchorage, allocated as set forth on Appendix A attached hereto, in respect of their Investor Gross-Up Rights (as defined below) with respect to the transaction contemplated by this Letter Agreement (the “Additional Share Issuances”).  Immediately following the completion of the transactions contemplated hereby and the Additional Share Issuances, (i) there will be 85,458,799 shares of Common Stock and no shares of Company Preferred Stock outstanding and (ii) no person will have contractual gross-up or other preemptive rights with respect to the Offerings or any other securities issued by the Company on or prior to the date hereof.

3.           Representations and Warranties of Anchorage. Anchorage hereby represents and warrants as of the date of this Letter Agreement (except to the extent made only as of a specified date, in which case as of such date) to the Company that:

(a)
Organization and Authority. Anchorage is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a Material Adverse Effect on

Anchorage and Anchorage has power and authority to own its properties and assets and to carry on its business as it is now being conducted.

(b)	Authorization.

(1) Anchorage has the power and authority to enter into this Letter Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Letter Agreement by Anchorage and the consummation of the transactions contemplated hereby have been duly authorized by Anchorage and no further approval or authorization is required. Assuming due authorization, execution and delivery of this Letter Agreement by the Company, this Letter Agreement is a valid and binding obligation of Anchorage enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer or similar laws affecting creditors generally or by general equitable principles (whether applied in equity or at law). No other proceedings are necessary for the execution and delivery by Anchorage of this Letter Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

(2) Neither the execution, delivery and performance by Anchorage of this Letter Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the properties or assets of Anchorage under any of the material terms, conditions or provisions of (A) its certificate of formation or limited liability company agreement or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which it is a party or by which it may be bound, or to which it or any of its properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the knowledge of Anchorage, any judgment, ruling, order, writ, injunction or decree applicable to Anchorage or any of its properties or assets except in the case of clauses (i)(B) and (ii) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect Anchorage’s ability to perform its obligations under this Letter Agreement.

(3) No notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, in each case with respect to Anchorage, is necessary for the consummation by Anchorage of the transactions set forth in this Letter Agreement.

(c)
Accredited Investor.  Anchorage is an accredited investor within the meaning of Rule 501(a) of Regulation D (“Regulation D”) under the Securities Act of 1933, as amended (the “Securities Act”).  Anchorage has not solicited offers for, or offered or sold, and will not solicit offers for, or offer to sell, the Purchased Shares by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(d)
Status of Purchased Shares.  Anchorage acknowledges that the Purchased Shares (i) have not been registered under the Securities Act; (ii) are “restricted securities” within the meaning of Rule 144 under the Securities Act; (iii) may not be offered and sold unless they are subsequently registered or qualified under the Securities Act and any other applicable securities law or exemptions from such registration and qualification are available; and (iv) will bear the legend set forth in Section 1 hereto restricting their resale for so long as such Purchased Shares are so restricted.

(e)
Other Gross-Up Investors.  Anchorage acknowledges that certain other investors have similar gross-up rights and, concurrent with its purchase of the Purchased Shares, such other investors will be purchasing additional shares of Common Stock as set forth in Appendix A attached hereto.

5.           Survival. Each of the representations and warranties set forth in this Letter Agreement shall survive the closing indefinitely. Except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.

6.           Amendment. No amendment or waiver of this Letter Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party.

7.           Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any party to this Letter Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

8.           Counterparts and Facsimile. For the convenience of the parties hereto, this Letter Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Letter Agreement may be delivered by facsimile or other comparable electronic means and as so delivered will be deemed as sufficient as if actual signature pages had been delivered.

9.           GOVERNING LAW. THIS LETTER AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY

WITHIN SUCH STATE.  THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY WILL BE TRIED EXCLUSIVELY IN THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK AND THE PARTIES AGREE TO SUBMIT TO THE JURISDICTION OF, AND TO VENUE IN, SUCH COURTS.

10.           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.           Notices. The provisions of Section 2.7 of the Agreement are incorporated herein by reference as if set out in full herein.

12.           Entire Agreement, Etc.  (a) This Letter Agreement, together with Section 1.1 of the Agreement, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof; (b) the terms and conditions of this Letter Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, and with respect to Anchorage, its permitted assigns; and (c) this Letter Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void), except that Anchorage shall be permitted to assign its rights or obligations hereunder to (i) any Affiliate entity (any such transferee shall be included in the term “Anchorage”); provided, further, that no such assignment shall relieve Anchorage of any of its obligations under this Letter Agreement.

13.            Additional Gross-Up Rights.  The parties hereto acknowledge that on July 7, 2010 the Company entered into Securities Purchase Agreements with the Investors which provide the Investors with certain “gross-up rights” (the “Investor Gross-Up Rights”) with respect to certain securities offerings that the Company may conduct, including the sale of the Option Securities and the transaction contemplated by this Letter Agreement.

14.           Severability. If any provision of this Letter Agreement or the application thereof to any person (including, the officers and directors of Anchorage and the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

15.           No Third Party Beneficiaries. Nothing contained in this Letter Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit, right or remedies.

16.           Certain Definitions.  When used in this Letter Agreement, the following terms shall have the meanings set forth below:

(a)
The term “Material Adverse Effect” means, with respect to Anchorage, only clause (2) that follows, or, with respect to the Company, both clauses (1) and (2) that follow, any circumstance, event, change, development or effect that, individually or in the aggregate (1) is or would reasonably be expected to be material and adverse to the financial position, results of operations, business, assets or liabilities, management or condition (financial or otherwise) of the Company and the Company’s subsidiaries taken as a whole, or (2) would or would reasonably be expected to materially impair the ability of either Anchorage or the Company, respectively, to perform its respective obligations under the Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by the Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting principles generally applicable to banks, savings associations or their holding companies, (B) actions or omissions of the Company expressly required by the terms of the Agreement or taken with the prior written consent of Anchorage, (C) changes, after the date hereof, in the market price or trading volumes of the Common Stock or the Company’s other securities (but not the underlying causes of such changes); (D) proposed changes or changes, after the date hereof, in applicable laws, rules and regulations or interpretations thereof by Governmental Entities, (E) changes in general economic, monetary or financial conditions, including changes in prevailing interest rates, credit markets, secondary mortgage market conditions or housing price appreciation/depreciation trends, (F) the failure of the Company to meet any internal or public projections, forecasts, estimates or guidance (including guidance as to “earnings drivers”) for any period ending on or after December 31, 2009 (but not the underlying causes of such failure), and (G) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism; except, with respect to any one or more of clauses (A), (D), (E) and (G), to the extent that the effects of such changes have a disproportionate effect on the Company and the Company’s subsidiaries, taken as a whole, relative to other banks, savings associations and their holding companies generally.

[Signature page follows]

If the foregoing accurately reflects your understanding and agreement, please acknowledge the same by signing this Letter Agreement where indicated below and returning to us a copy of this letter.

Sincerely, ANCHORAGE CAPITAL MASTER OFFSHORE, LTD.

By: Anchorage Capital Group L.L.C.,
Its Investment Manager

By:	/s/ Daniel Allen
Name: Daniel Allen Title: Senior Portfolio Manager

Acknowledged and agreed as of the date first above written. SUN BANCORP, INC.

By:	/s/ Thomas X. Geisel
Name: Thomas X. Geisel Title: President and Chief Executive Officer

Appendix A

Investor	Number of Shares Being Purchased
WLR SBI AcquisitionCo, LLC	622,073
Maycomb Holdings II, LLC	82,278
Maycomb Holdings III, LLC	82,526
Maycomb Holdings IV, LLC	82,526
NFI Interactive Logistics, LLC	73,300
Bernard A. Brown	74,230
Sidney R. Brown	122,434
Jeffrey S. Brown	68,710
Anne E. Koons	2,500
The Four B’s	73,300
National Freight, Inc.	36,450
National Distribution Centers, L.P.	61,200
Anchorage Capital Master Offshore, Ltd.	996,705